UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 25, 2008

Jaclyn, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-5863

Delaware (State or other jurisdiction of incorporation or organization)	22-1432053 (IRS Employer Identification Number)

197 West Spring Valley Avenue Maywood, New Jersey (Address of principal executive offices)	07607 (Zip code)

(201) 909-6000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standards; Transfer of Listing.

On April 25, 2008, Jaclyn, Inc. (the “Company”) notified the American Stock Exchange (the “AMEX”) of the Company’s conditional intent to voluntarily delist its shares of common stock, $1.00 par value per share (the “Common Stock”).

As the Company announced in December 2007, a special committee of independent directors unanimously recommended, and its entire Board of Directors approved, plans to cease the registration of the Company’s common stock under federal securities laws and to withdraw its shares of common stock from listing on the AMEX. The Company indicated that it was taking these steps to avoid the substantial and increasing cost and expense of being a Securities and Exchange Commission reporting company and of regulatory compliance under the Sarbanes-Oxley Act of 2002, and to focus the Company’s resources on increasing long-term stockholder value. The Company further announced that it anticipates savings of approximately $500,000 on an annual basis as a result of the proposed deregistration and delisting transaction, as well as an additional one-time savings during its current fiscal year for initial costs of compliance with the internal control provisions of the Sarbanes-Oxley Act.

In order to deregister its shares of common stock, the Company will need to reduce its number of stockholders of record to below 300. To accomplish this, the Board of Directors has proposed to amend the Company’s certificate of incorporation to effect a reverse stock split, which would immediately be followed by a forward stock split. The special committee of the Board of Directors has tentatively determined a reverse/forward stock split ratio of 1-for-250 shares. As a result, and assuming this ratio is used, record holders owning less than 250 shares of common stock will receive a cash payment of $10.21 per share, and record holders owing 250 or more shares of common stock will retain their current numbers of shares of common stock without change. The Company also anticipates making this payment available to its beneficial owners who own less than 250 shares of common stock (assuming this ratio is used) at the time the reverse stock split is completed.

The special committee and the Board each have reserved the right to change the ratio of the stock splits or to choose an alternative to the stock splits to the extent they believe it is necessary or desirable in order to accomplish the goal of reducing the number of record holders to below 300. They may also abandon the proposed stock splits at any time prior to the completion of the proposed transaction if they believe that the proposed transaction is no longer in the best interests of the Company or its stockholders. The stock splits are scheduled to be considered at a special meeting of the Company’s stockholders scheduled to be held on May 7, 2008. The Company has filed with the Securities and Exchange Commission, and has mailed to stockholders of record at March 31, 2008, a definitive proxy statement relating to the special meeting of stockholders.

The Company’s notice to the AMEX of voluntary delisting was conditional. As announced previously by the Company, the Board of Directors and the special committee determined that a delisting of the common stock requires that, among other things, each of the following conditions be met:

•	approval by the Company’s stockholders of the reverse stock split and the forward stock split proposals;

•

the common stock being approved for listing on the OTCQXSM tier of Pink OTC Markets Inc. (formerly Pink Sheets, LLC), with at least two market makers having indicated their intention to make a market in the common stock after delisting and deregistration of the common stock; and

•

neither the Board of Directors nor the special committee has determined (either before or after approval of the Company’s stockholders of the reverse stock split and forward stock split proposals) that the delisting and deregistration of the common stock is no longer in the best interests of the Company or its stockholders.

The Company will advise the AMEX after the special meeting of stockholders whether the conditions to the delisting and deregistration proposals have been met and whether the Company actually intends to move forward with delisting.

On April 25, 2008, the Company issued a press release regarding the foregoing, which is attached to this Form 8-K as Exhibit 99. The foregoing description is qualified in its entirety to the description set forth in the press release.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99	Press Release of the Company dated April 25, 2008.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2008	JACLYN, INC.

	By:	/s/ Anthony C. Christon
Anthony C. Christon, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99	Press Release of the Company dated April 25, 2008.